Exhibit 99.1

XL Capital Assurance Inc.
and Subsidiary
Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005
(Expressed in U.S. Dollars)

XL Capital Assurance Inc. and Subsidiary
Contents to Consolidated Financial Statements
December 31, 2007, 2006 and 2005

Page
Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets at December 31, 2007 and 2006	2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended
December 31, 2007, 2006 and 2005	3

Consolidated Statements of Changes in Shareholder’s Equity for the years ended
December 31, 2007, 2006 and 2005	4

Consolidated Statements of Cash Flows for the years ended
December 31, 2007, 2006 and 2005	5

Notes to Consolidated Financial Statements	6 –47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of XL Capital Assurance Ltd:

     In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of XL Capital Assurance Inc, and subsidiary (the “Company”), at December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

     As described in Note 2 to the consolidated financial statements, following significant losses in 2007, the Company’s ratings by the three major rating agencies have been downgraded. As a consequence, the Company has suspended writing substantially all new business. The Company will administer its existing policies, including collecting premiums, paying claims, and negotiating termination of selected policies. The resumption of normal business operations is not expected in the near term.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 24, 2008

XL Capital Assurance Inc. and Subsidiary Consolidated Balance Sheets December 31, 2007 and 2006

(U.S. Dollars in thousands, except per share amounts)	2007	2006
ASSETS
Investments
Debt securities available for sale, at fair value (amortized cost: 2007
- $442,981; 2006 - $335,532)	$445,881	$332,265
Short-term investments, at fair value (amortized cost: 2007 -
$18,269; 2006 - $14,979)	18,262	14,978
Total investments	464,143	347,243

Cash and cash equivalents	191,090	82,691
Accrued investment income	5,420	3,111
Prepaid reinsurance premiums	721,396	587,508
Premiums receivable	16,318	6,984
Reinsurance balances recoverable on unpaid losses	1,029,101	155,597
Intangible assets - acquired licenses	11,529	11,529
Deferred tax asset	—	17,872
Derivative assets	645,682	11,668
Other assets	1,811	532
Total assets	$3,086,490	$1,224,735

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$1,234,985	$164,907
Deferred premium revenue	780,199	666,082
Deferred ceding commissions, net	71,415	52,720
Reinsurance premiums payable	62,865	22,548
Derivative liabilities	795,412	11,362
Note Payable - affiliate	75,000	—
Accounts payable and accrued expenses	7,763	23,513
Payable for investments purchased	—	5,435
Payable to affiliates, net	29,285	27,663
Total liabilities	3,056,924	974,230

Commitments and contingencies (Note 13)

Shareholder’s Equity
Common stock (par value $7,500 per share; 8,000 shares authorized;
2,000 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	394,173	264,173
Accumulated other comprehensive income (loss)	2,105	(3,222)
Accumulated deficit	(381,712)	(25,446)
Total shareholder’s equity	29,566	250,505
Total liabilities and shareholder’s equity	$3,086,490	$1,224,735

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary Consolidated Statements of Operations and Comprehensive Income (Loss) Years Ended December 31, 2007, 2006 and 2005

(U.S. Dollars in thousands)	2007	2006	2005
Revenues
Gross premiums written	$321,929	$353,728	$232,590
Ceded premiums written	(313,572)	(309,344)	(209,592)
Net premiums written	8,357	44,384	22,998

Change in net deferred premium revenue	19,770	(26,408)	(8,595)
Net premiums earned	28,127	17,976	14,403

Net investment income	20,439	16,698	13,047
Net realized (losses) gains on investments	(380)	(1,406)	8
Net realized and unrealized losses on credit derivatives	(150,036)	(649)	(303)
Fee income and other	121	1,012	76
Total revenues	(101,729)	33,631	27,231
Expenses
Net losses and loss adjustment expenses	202,552	1,638	5,294
Net operating expenses	35,141	30,304	25,347
Total expenses	237,693	31,942	30,641

(Loss) income before income tax expense	(339,422)	1,689	(3,410)

Income tax expense (benefit)	16,844	2,265	(325)

Net loss	$(356,266)	$(576)	$(3,085)

Comprehensive income (loss)
Net loss	$(356,266)	$(576)	$(3,085)
Currency translation adjustments	174	—	—
Change in unrealized appreciation
(depreciation) of investments, net
of deferred tax benefit (expense)
of $741 in 2007, $(1,086) in 2006
and $(787) in 2005	5,153	(867)	(3,933)
Other comprehensive income (loss)	5,327	(867)	(3,933)

Comprehensive loss	$(350,939)	$(1,443)	$(7,018)

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary Consolidated Statements of Changes in Shareholder’s Equity Years Ended December 31, 2007, 2006 and 2005

(U.S. Dollars in thousands, except per share amounts)	2007	2006	2005
Common shares
Balance—beginning and end of year	2,000	2,000	2,000

Common stock
Balance—beginning and end of year	$15,000	$15,000	$15,000

Additional paid-in capital
Balance—beginning of year	264,173	239,173	239,173
Capital contributions	130,000	25,000	—
Balance—end of year	394,173	264,173	239,173
Accumulated other comprehensive income (loss)
Balance—beginning of year	(3,222)	(2,355)	1,578
Currency translation adjustments	174	—	—
Net change in unrealized appreciation (depreciation) of
investments	5,153	(867)	(3,933)
Balance—end of year	2,105	(3,222)	(2,355)
Accumulated deficit
Balance—beginning of year	(25,446)	(24,870)	(21,785)
Net loss	(356,266)	(576)	(3,085)
Balance—end of year	(381,712)	(25,446)	(24,870)
Total shareholder’s equity	$29,566	$250,505	$226,948

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary Consolidated Statements of Cash Flows Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows provided by operating activities
Net loss	$(356,266)	$(576)	$(3,085)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities
Net realized losses (gains) on investments	380	1,406	(8)
Net realized and unrealized losses on derivative financial
instruments, excluding cash received and paid	150,036	649	303
Amortization of premium on bonds	54	550	898
Deferred income tax expense (benefit)	17,872	(303)	(916)
Increase in reinsurance balances recoverable on unpaid
losses	(873,504)	(33,524)	(30,962)
Increase in unpaid losses and loss adjustment expenses	1,070,078	33,305	52,137
Decrease (increase) in deferred premium revenue, net	(19,771)	26,408	8,595
Increase in deferred ceding commissions, net	18,695	11,529	3,921
Increase (decrease) in reinsurance premiums payable	40,317	21,468	(24,769)
(Increase) decrease in premiums receivable	(9,334)	(1,950)	1,904
Increase in accrued investment income	(2,309)	(461)	(86)
(Increase) decrease in accounts payable and accrued
expenses	(15,750)	2,643	5,340
Increase (decrease) in intercompany payable to affiliates,
net	1,622	16,785	(9,766)
Other, net	(2,114)	3,783	3,975
Total adjustments	376,272	82,288	10,566
Net cash provided by operating activities	20,006	81,712	7,481
Cash flows from investing activities
Proceeds from sale of debt securities	—	79,863	105,756
Purchase of debt securities	(76,712)	(157,841)	(135,498)
Net purchases of short term investments	(24,093)	(10,926)	(4,975)
Proceeds from maturity of debt securities and short-term
investments	59,198	32,546	1,535
Net cash used in investing activities	(41,607)	(56,358)	(33,182)
Cash flows from financing activities
Capital contribution	130,000	25,000	—
Net cash provided by financing activities	130,000	25,000	—
Increase (decrease) in cash and cash equivalents	108,399	50,354	(25,701)
Cash and cash equivalents
Beginning of year	82,691	32,337	58,038
End of year	$191,090	$82,691	$32,337

Taxes paid (received)	2,860	(448)	2,485
Supplemental schedule of non-cash financing activities
Transfer of debt securities on December 31, 2007 from affiliate with a fair value of $75,000

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

1.	Organization and Ownership

On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Security Capital Assurance Ltd (“SCA”), a Bermuda based holding company, in anticipation of contributing its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to SCA and selling an interest therein to the public through an initial public offering of SCA common shares (the “IPO”). The contribution of such businesses to SCA occurred on July 1, 2006 and the IPO was consummated on August 4, 2006. The aforementioned operating businesses contributed to SCA by XL Capital consisted of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) (XLCA and XLCA-UK hereafter collectively referred to as the (“Company”) and (ii) XL Financial Assurance Ltd. (“XLFA”).

XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guarantee insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia and the U.S. Virgin Islands. In addition, XLCA through its wholly owned subsidiary, XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct business in England, Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, Norway and Germany. To facilitate distribution of their products, XLCA maintains a branch office abroad in Singapore and XLCA-UK maintains a branch office in Madrid. In addition, XLCA has an office in California.

The Company is primarily engaged in the business of providing credit enhancement on fixed and variable rate income securities through the issuance of financial guarantee insurance policies, and credit protection on specific referenced credits or on pools of specific referenced credits through guarantees of credit default swap (“CDS”) contracts issued by trusts established to comply with New York State insurance Law. Financial guarantee insurance provides an unconditional and irrevocable guarantee to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a CDS contracts, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guarantee insurance. The companies’ underwriting policies limit the companies to providing credit protection only on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the companies through their issuance of insurance policies and the guarantees of CDS contracts.

2.	“Recent Developments, Risk and Uncertainties,” “Regulatory Compliance and Other Factors to Consider in regard to Risk and Uncertainties,” and “Management’s Current Strategic Plan responding to Recent Developments, Risks and Uncertainties.”

Recent Developments, Risks and uncertainties

        The maintenance of triple-A ratings has been fundamental to the Company’s historical business plan and business activities. However, adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition. These effects include rating agency downgrades of, and significant provisions for losses and loss adjustment expenses associated with, certain of the residential mortgage backed securities (“RMBS”) and collateralized debt obligations (“CDOs”) of asset backed securities (“ABS CDOs”) guaranteed by the Company (see Note 11). This caused the capital requirements for maintaining the Company’s historic triple-A ratings of each of the three rating agencies to increase materially and, subsequently, all three rating agencies (Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”)) took the negative rating actions, described below, which have caused the Company to suspend writing substantially all new business resulting in the loss of new incremental earnings and cash flow. As discussed below, although there can be no assurance that the Company will be able to recommence writing new business in the near term or at all, the Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency and regulatory risks limit requirements for at least the next twelve months.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

  On January 23, 2008, Fitch downgraded the insurance financial strength (“IFS”) ratings of XLCA, XLCA-UK and XLFA to “A” (Rating Watch Negative) from “AAA.”

  On February 25, 2008, S&P downgraded the IFS, financial enhancement and issuer credit ratings of XLCA, XLCA-UK and XLFA to “A-” from “AAA” and each remains on CreditWatch with negative implications.

  On March 4, 2008, Moody’s placed the “A3” IFS ratings of XLCA, XLCA-UK and XLFA on review for possible downgrade. Previously, on February 7, 2008, among other actions, Moody’s downgraded the IFS ratings of XLCA, XLCA-UK and XLFA to “A3” (Negative Outlook) from “Aaa.”

        In addition, the Company’s results of operations and financial condition are subject to significant uncertainties, including the following:

  the Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has guaranteed. As a result of the current level of the Company’s regulatory capital and the uncertainty associated with any future adverse loss development, there is a risk that should additional material adverse development of the Company’s loss reserves occur it could cause the Company to be out of compliance with regulatory minimum solvency requirements which could, in turn, cause the regulator of the Company to intervene in its operations. For example, under certain circumstances, such as regulatory insolvency of the Company, a regulator could, among other things, rehabilitate or liquidate the Company or limit the premiums the Company can write.

  Establishment of case basis reserves for losses and loss adjustment expenses requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on an insured obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of insured obligations, and changes in the value of specific assets supporting insured obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties

  As of December 31, 2007, the Company was in compliance, in all material respects, with regulatory requirements it is subject to in all jurisdictions in which it operates.

  In early 2008 the Company put in place additional reinsurance agreements with XLFA, in addition to those put in place in late 2007, which are intended to mitigate the adverse effects on the Company’s statutory solvency of future loss development, as well as mitigate the adverse effects on the Company’s equity, as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), from the change in fair value of the Company’s guarantees of CDS contracts.

  Based on its current statutory projections management believes that the Company could incur adverse case basis loss reserve development subsequent to 2007 up to 80% of its case basis reserves at December 31, 2007, after giving effect to reinsurance, and still maintain compliance with its regulatory solvency and risk limit requirements. Actual experience may differ from estimates and such differences may be material.

        The Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency and regulatory risk limit requirements for at least the next twelve months.

Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties

        In response to the recent developments and the risks and uncertainties noted above, the Company has been exploring strategic options with its advisors, regulators, potential investors and counterparties to preserve and potentially enhance its capital resources, address the rating

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

agencies requirements, and eventually restore the Company’s ratings to a level sufficient to permit it to recommence writing new business. However, management cannot provide any assurance that the Company can successfully address the rating agencies’ requirements or when, and if, the Company will be able to recommence writing new business.

        The Company has developed a strategic plan focused on: (i) mitigating the risk of non-compliance with regulatory solvency requirements and risk limits, (ii) maintaining or enhancing the Company’s liquidity, (iii) increasing the amount of capital available to support its ratings, and (iv) mitigating uncertainty in regard to adverse loss reserve development. The primary elements of the Company’s strategic plan include:

  suspending the writing of substantially all new business; as the Company’s in-force business runs-off or matures, capital that currently supports such business and, accordingly, is not otherwise currently available to be used by the Company, will become available and enhance the Company’s ability to comply with regulatory risk limits and rating agency capital requirements;

  pursuing commutation, restructuring or settlement of guarantees insured by the Company, particularly with the Company’s CDO counterparties, in order to mitigate uncertainty in regard to adverse reserve development and generate available capital (as discussed above);

  exploring the commutation of assumed reinsurance agreements or entering into new ceded reinsurance agreements to reduce the capital that the Company is required to maintain in support of its ratings by rating agencies;

  realigning the Company’s cost structure to reflect current business conditions, including staff reductions;

  seeking to raise new capital from third parties under more favorable market conditions than exist at the present time; and

  continuing to investigate longer term strategic alternatives, including the restructuring of the Company’s business to facilitate the creation or raising of new capital.

        There can be no assurance that the Company’s strategic plan will not evolve or change over time, will be successfully implemented or when and if it will address the requirements of the rating agencies. In addition, there can be no assurance that the Company will be able to recommence writing new business in the near term or at all. If the Company is unable to successfully execute its strategic plan, it will have a material adverse effect on its financial condition and results of operations.

        The Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency and regulatory risk limit requirements for at least the next twelve months.

3.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of the Company and have been prepared in accordance with GAAP, which for insurance companies differ in certain respects from the accounting practices prescribed or permitted by the New York Insurance Department (“NYID”) (See Note 15). All intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

period. Actual results could differ materially from these estimates. Accounting policies requiring significant estimates consist of those relating to the Company’s credit derivative contracts, deferred acquisition costs, investments, and reserves for losses and loss adjustment expenses, as discussed in this note.

Prior to the IPO, certain expenses reflected in the consolidated financial statements include allocations of corporate expenses incurred by XL Capital related to general and administrative services provided to the Company. These expenses were allocated based on estimates of the cost incurred by XL Capital to provide these services to the Company. Management believes that the methods used to estimate the costs allocated to the company are reasonable. However, these results do not necessarily represent what the historical consolidated financial position, results of operations and cash flows of the Company would have been if the Company had been a separate and stand-alone entity prior to the IPO.

Investments

All of the Company’s investments in debt securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers. The net unrealized appreciation or depreciation on investments, net of deferred income taxes, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other-than-temporary is charged to income in the period that such determination is made.

At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other-than-temporary. This review involves consideration of several factors including: (i) the time period during which the security has been in a continuous unrealized loss position, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other-than-temporary, the cost of the security is written down to fair value and a corresponding loss is realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities.

Bond discounts and premiums are amortized on a level yield basis over the remaining terms of securities acquired. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in income.

Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed-interest and money market fund deposits with a maturity of less than 90 days when purchased.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

        All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of debt securities are determined on the basis of average cost. Investment income is recognized when earned.

The Company’s policy is not to invest in obligations which it insures, and there were no such obligations included in the Company’s investment portfolio as of December 31, 2007 or 2006.

Premium Revenue Recognition

Premiums charged in connection with the issuance of the Company’s guarantees are received either upfront or in installments. Such premiums are recognized as written when due. Installment premiums written are earned ratably over the installment period, generally one to three months, which is consistent with the expiration of the underlying risk or amortization of the underlying insured par. Upfront premiums written are earned in proportion to the expiration of the related risk. The methodology employed to earn upfront premiums requires that such premiums be apportioned to individual sinking fund payments of a bond issue according to the bond issue’s amortization schedule. The apportionment is based on the ratio of the principal amount of each sinking fund payment to the total principal amount of the bond issue. After the premium is allocated to each scheduled sinking fund payment, such allocated premium is earned on a straight-line basis over the period of that sinking fund payment. As a result, for upfront premiums on amortizing insured obligations, premium revenue recognition will tend to be greater in the earlier periods of the transaction when there is a higher amount of risk or principal outstanding. The effect of the Company’s upfront premium earnings policy is that the Company recognizes greater levels of upfront premiums in earlier years of each amortizing insured obligation. Recognizing premium revenue on a straight-line basis over the life of each amortizing insured obligation without allocating premiums to the scheduled principal payments would materially change the amount of premium the Company recognizes in a particular financial reporting period, but not over the life of the applicable policy. For upfront premiums on non-amortizing bullet maturity debt obligations, premium revenue recognition is recognized on a straight-line basis over the life of the underlying insured obligation. Deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk or principal of insured obligations. For both upfront and installment policies, ceded premium expense is recognized in earnings in proportion to and at the same time the related premium revenue is recognized.

The Company’s accounting policies for the recognition of ceded premiums, ceding commissions and ceded losses and loss adjustment expenses under its ceded reinsurance contracts mirror the policies described herein for premium revenue recognition, deferred ceding commissions, and reserves for losses and loss adjustment expenses.

In addition, when an insured issue is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company.

Fee Income and Other

The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered or deferred and earned over the life of the related transaction. Termination fees are earned when due and are included in the accompanying statements of operations under the caption “Fee Income and Other.” Structuring, waiver and consent, and commitment fees are included in the accompanying consolidated statements of operations as premiums and earned on a straight-line basis over the life of the related transaction.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

Losses and Loss Adjustment Expenses
The Company establishes reserves for losses and loss adjustment expenses on guarantees it issues (see Note 1) based on its best estimate of the ultimate expected incurred losses. The Company’s estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. Establishment of such reserves requires the use and exercise of significant judgment by management, including with respect to estimates regarding the occurrence and amount of a loss on a guaranteed obligation. Actual experience may differ from estimates and such difference may be material due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, credit deterioration of guaranteed obligations, and changes in the value of specific assets supporting guaranteed obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

Case basis reserves on financial guarantee business written are established by the Company with respect to a specific policy or contract upon receipt of a claim notice or when management determines that: (i) a claim is probable in the future based on specific credit events that have occurred and (ii) the amount of the ultimate loss that the Company will incur can be reasonably estimated. As specific case basis reserves are established, the Company considers whether any changes are required to the assumptions underlying the calculation of unallocated reserves (which are discussed below) as a result of such activity. The amount of the case basis reserve is based on the net present value of the expected ultimate loss and loss adjustment expense payments that the Company expects to make, net of expected recoveries under salvage and subrogation rights. Case basis reserves are determined using cash flow or similar models to estimate the net present value of the anticipated shortfall between (i) scheduled payments on the guaranteed obligation plus anticipated loss adjustment expenses and (ii) anticipated cash flow from the proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. A number of quantitative and qualitative factors are considered when determining or assessing, in management’s judgment, the need for a case basis reserve. These variables may include the creditworthiness of the underlying issuer of the guaranteed obligation, whether the obligation is secured or unsecured, the projected cash flow or market value of any assets that collateralize or secure the guaranteed obligation, and the historical and projected loss rates on such assets. Other factors that may affect the actual ultimate loss include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. Case basis reserves are generally discounted at a rate reflecting the yield on the Company’s investment portfolio during the period the case basis reserve is established. The Company believes this yield is an appropriate rate to discount its reserves because it reflects the rate of return on the assets supporting such business. When a case basis reserve is established for a guaranteed obligation whose premium is paid on an upfront basis, the Company continues to record premium earnings on such policy over its remaining life, unless the Company has recorded a full limit loss with respect to such policy, in which case the remaining deferred premium revenue relating thereto is immediately reflected in earnings. When a case basis reserve is established for a guaranteed obligation whose premium is paid on an installment basis, those premiums, if expected to be received prospectively, are considered a form of recovery.

In assessing whether a loss is probable, the Company considers all available qualitative and quantitative evidence. Qualitative evidence may take various forms and the nature of such evidence will depend upon the type of guaranteed obligation and the nature and sources of cash flows to fund the guaranteed obligation’s debt service. For example, such evidence with respect to a guaranteed special revenue obligation such as an obligation supported by cash flows from a toll road would consider traffic statistics such as highway volume and related demographic information, whereas a guaranteed mortgage backed

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

securitization would consider the quality of the mortgage loans supporting the guaranteed obligation including delinquency default and foreclosure rates, loan to value statistics, market valuation of the mortgaged properties and other pertinent information. In addition, the Company will make qualitative judgments with respect to the amount by which certain other structural protections built into the transaction are expected to limit the Company’s loss exposure. Examples of such structural protections may include: (i) rate covenants, which generally stipulate that issuers (i.e., public finance issuers) set rates for services at certain predetermined levels (i.e., water and sewer rates which support debt obligations supported by such revenues), (ii) springing liens, which generally require the issuer to provide additional collateral upon the breach of a covenant or trigger incorporated into the terms of the transaction, (iii) consultant call-in rights, which provide, under certain circumstances, for a consultant to be engaged to make certain binding recommendations, such as raising rates or reducing expenses, (iv) the ability to transfer servicing of collateral assets to another party, and (v) other legal rights and remedies pursuant to representations and warranties made by the issuer and written into the terms of such transactions. Quantitative information may take the form of cash flow projections of the assets supporting the guaranteed debt obligation (which may include, in addition to collateral assets supporting the obligation, structural protections subordinate to the attachment point of the Company’s risk, such as cash reserve accounts and letters of credit), as well as (to the extent applicable) other metrics indicative of the performance of such assets and the trends therein. The Company’s ability to make a reasonable estimate of its expected loss depends upon its evaluation of the totality of both the available quantitative and qualitative evidence, and no one quantitative or qualitative factor is dispositive.

In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected losses inherent in its in-force business that it expects to emerge in the future. The Company’s unallocated loss reserves represent its estimated ultimate liability from claims expected to be incurred in the future under its in-force guarantees less outstanding case basis reserves and cumulative paid claims to date on such policies and contracts. The Company’s unallocated reserves are estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern (i.e., the expected pattern of the expiration of risk on in-force guarantees). Salvage and subrogation recoveries are implicit in the Company’s selected expected ultimate loss ratio as such ratio is derived from industry loss experience, which is net of salvage and subrogation recoveries (i.e., from the liquidation of supporting or pledged collateral assets). The implicit inclusion of salvage and subrogation recoveries in the Company’s selected expected ultimate loss ratio is consistent with the Company’s explicit consideration of collateral support in the establishment of its case basis reserves.

The Company updates its estimates of losses and loss adjustment expense reserves quarterly and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates is changed. In connection therewith, the Company’s unallocated reserves are adjusted each period to reflect (i) any revisions to management’s estimate of expected ultimate losses, if any, and (ii) the underlying par risk amortization (or “loss development”) of the related in-force business (i.e., loss emergence pattern). As stated above, the Company’s estimated ultimate expected incurred losses comprise: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. As the Company establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy the Company may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and/or paid loss activity. The Company would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of its in-force portfolio. The Company has not viewed its case basis reserve and paid loss activity to date

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005

to warrant a reduction of its unallocated reserves. While material case basis reserves were established by the Company in 2007, these reserves were concentrated in certain sectors of the Company’s in-force financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter the Company’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. Each quarterly period there is an interplay between case basis reserves, unallocated reserves and cumulative paid losses to date, such that the aggregate thereof represents management’s best estimate of the ultimate losses it expects to incur on the Company’s in-force business. The process of establishing unallocated reserves and periodically revising such reserves to reflect the underlying par risk amortization and management’s current best estimate of ultimate losses will ultimately cause the cumulative loss experience over the life of a particular underwriting year’s business to equal the cumulative inception-to-date actual paid losses on such business.

        The Company’s initial selection of an initial expected loss ratio (and subsequent periodic updates thereof) was based on management’s judgment and considered the characteristics of its in-force financial guarantee business (e.g. principally the mix of the Company’s in-force financial guarantee business between public finance and structured finance business; however, the Company also considered the various bond sectors comprising the Company’s in-force business which are discussed in detail in Note 10 to the Consolidated Financial Statements, as well as the credit profile of the Company’s in-force portfolio of business), as well as the Company’s actual loss experience, the characteristics of the guaranteed in-force business of companies comprising the financial guarantee industry and the actual loss experience of companies comprising the industry from the Company’s analysis referred to above. Other factors affecting market default levels and the assumptions important to the Company’s reserving methodology are implicit in its initial expected loss ratio. Such factors may include interest rates, inflation, taxes, industry trends in the valuation of certain asset classes and the overall credit environment. Based on this comparison, the Company adjusts its expected loss ratio as considered necessary to ensure that such ratio continues to be appropriate for the risks inherent in the Company’s in-force business.

        The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. The Company does not attempt to apportion unallocated reserves by type of product.

        The Company’s total reserves for losses and loss adjustment expenses represent a small fraction of the Company’s guaranteed in-force par outstanding, which reflects the nature of the business the Company underwrites, which is consistent with that of the financial guarantee industry and the loss experience of the industry. The Company believes that its reserves are adequate to cover its expected ultimate losses. However, due to the inherent uncertainties of estimating reserves for losses and loss adjustment expenses, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements, and the differences may be material. While the Company believes that the underlying principles applied to loss reserving are consistent across the financial guarantee industry, differences may exist with regard to the methodology and measurement of such reserves. While the Company believes that the principles it applies are the most appropriate for the Company’s business and have been applied consistently within the periods presented, alternate methods may produce different estimates as compared to the current methodology used by the Company.

        The Company’s loss reserving policy, described above, is based on guidance provided in FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”), SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5, requires that a loss be recognized when it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Although SFAS 60 provides guidance to insurance enterprises, the Company does not believe SFAS 60 comprehensively addresses the unique attributes of financial guarantee contracts, as the standard was developed prior to the maturity of the financial guarantee industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guarantee contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guarantee contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

The Company believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guarantee losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of insured obligations based on the credit quality and nature of the portfolio and historical default data. The Company does, however, recognize premium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If the Company and the rest of the financial guarantee industry were required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guarantee business emerges, different methods of accounting could apply with respect to loss reserving and liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guarantee companies.

Deferred Acquisition Costs (“DAC”) and Deferred Ceding Commission

Policy acquisition costs include those expenses that primarily relate to, and vary with, the production of new business. The Company periodically conducts a study to estimate the amount of operating costs that are acquisition costs. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, and are reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

The Company recognizes a premium deficiency if the sum of expected losses and loss adjustment expenses, maintenance costs and unamortized policy acquisition costs exceeds the related unearned premiums, the anticipated present value of future premiums under installment contracts written, and anticipated investment income. When the Company has a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs are reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. For policies reinsured with third parties the Company receives ceding commissions to compensate for acquisition costs incurred. The Company nets ceding commissions received against deferred acquisition costs and earn these ceding commissions over the period in which the related premiums are earned.

If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining net amount of DAC with respect to such insured issue is recognized at such time.

Reinsurance

In the normal course of business, the Company purchases reinsurance coverage principally to increase aggregate capacity, manage its risk guidelines and reduce the risk of loss on its in-force business.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

Reinsurance premiums ceded are earned over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of reinsured policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance.

Intangible Assets - Acquired Licenses

Intangible assets are comprised of licenses to conduct financial guarantee insurance business in 45 states of the United States. The recoverability of the carrying value of these intangible assets is evaluated at least annually for impairment. The Company has not recorded any adjustments to the carrying value of its intangible assets since their acquisition.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Deferred federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

Derivative Instruments

The Company issues CDS contracts and certain other credit derivatives. Under the terms of its CDS contracts the Company is generally required to make payments to its counterparty in the event of specific credit events relating to assets referenced in the contracts after exhaustion of various first-loss protection levels.

Assets referenced in the Company’s in-force CDS contracts include structured pools of corporate obligations such as ABS CDOs, collateralized loan obligation (“CLOs”), investment-grade corporate CDOs, CDOs of CDOs and commercial mortgage-backed securities (“CMBS”). Such pools were awarded investment-grade ratings at the deals’ inception. At December 31, 2007, the notional amount outstanding of the Company’s in-force CDS contracts was $65.3 billion ($7.8 billion net of reinsurance) and the weighted average term of such contracts was 8.6 years. In addition, based on such notional amount, as of December 31, 2007 approximately 93% of referenced assets underlying such in-force contracts were rated (based on Standard & Poor’s ratings) “AAA”, with the remaining 7% rated at or above investment-grade and less than 1% rated below investment-grade.

Pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty. In addition, The Company’s policy is to hold its CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations. However, in certain circumstances, the Company may choose to enter into an off-setting position, terminate or restructure a credit derivative prior to maturity for risk management or other purposes (for example, upon deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). With the exception of two transactions which occurred in 2004 and 2003, respectively, there have been no such terminations since the Company’s inception.

As derivative financial instruments, CDS contracts are required to be reported at fair value in accordance with GAAP, with changes in fair value during the period included in earnings. The principal drivers of the fair value of the Company’s CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, and (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace. (viii) in certain circumstances, the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on XLCA.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

The fair value of the Company’s in-force portfolio of CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force credit derivative portfolio as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the derivative contracts the Company guarantees are structured credit derivative transactions that are not traded and do not have observable market prices.

Typical market CDS contracts are standardized, liquid instruments that reference tradable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the reference bond, can be settled in cash. In contrast, the Company’s guaranteed CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee insurance. The Company’s guaranteed CDS contracts provide protection on specified obligations, such as those described above, or the CDS contracts contain a deductible or subordination level. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i) timely interest and ultimate principal;

(ii) ultimate principal only at final maturity; and

(iii) payment upon settlement of individual collateral losses as they occur upon erosion of deal deductibles.

The Company’s guaranteed CDS contracts are structured to prevent large one-time claims upon an event of default and almost always allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s guaranteed CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. There is no requirement for mark-to-market termination payments, under most monoline standard termination provisions, upon the early termination of a guaranteed CDS contract. However, certain of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are in the Company’s control, as well as events that are outside the Company’s control, such as the Company’s insolvency or a regulator taking control of the Company. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the limited circumstances noted above, there is no acceleration of the payment to be made under the Company’s guaranteed CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s guarantees are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. Through reinsurance, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

Historically, there has not been a market for the transfer of such highly structured guaranteed CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market observations for these contracts. If the

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

Company were to affect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee insurers and reinsurers or other derivative products companies.

Accordingly, the Company’s estimate of the fair value of its in-force CDS contracts is based on the use of valuation techniques involving management judgment in regard to a number of factors, including:
(i)	estimates of rates of return which would be required by market participants to assume the risks in the Company’s CDS contracts in the current market environment,
(ii)	the amount of subordination in the Company’s CDS contracts before liability attaches that would be required by a market participant in order for it to assume the risks in the Company’s contracts,
(iii)	the actual amount of subordination in the Company’s CDS contracts before liability attaches,
(iv)	the quality of the specific assets referenced in the Company’s CDS contracts at the measurement date,
(v)	the market perception of risk associated with asset classes referenced in the Company’s CDS contracts,
(vi)	the remaining average life of the CDS contract,
(vii)	credit price indices, published by non-affiliated financial institutions, for the type(s), or similar types of assets referenced in the Company’s CDS contracts (both in terms of type of assets and their credit rating),
(viii)	price discovery resulting from discussions and negotiations with market participants to commute or transfer the risks in any of the Company’s CDS contracts, and
(ix)	prices of guarantees issued in the Company’s retail market or commutations of contracts the Company has executed in proximity to the measurement date.

        With respect to items (viii) and (ix) above, in any price discovery involving a commutation of a CDS contract with its counterparty to the transaction, the Company considers its performance risk as implied by the market price of buying credit protection on the Company, when assessing the estimated fair value of its obligations to the counterparty under the contract.

Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its CDS contracts, as new information becomes available, or existing information more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future.

The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of the Company’s CDS contracts may vary under changing circumstances. In periods prior to July 1, 2007, management principally considered price indices published by nonaffiliated financial institutions in forming its best estimate of the fair value of the Company’s CDS contracts. The fair value of the guarantee was determined by multiplying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract. Management concluded that results from this calculation represented a reasonable estimate of the fair value of the Company’s CDS contracts at that time.

In forming management’s best estimate of the fair value the Company’s credit default swap contracts subsequent to June 30, 2007 , however, management concluded that limited reliance could be placed on price indices because events and conditions in the credit markets associated with subprime

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

mortgage collateral and corporate loans resulted in limited or no transaction activity in many financial instruments since June 30, 2007 (including ABS CDOs, CLOs, RMBS, and CDOs of CDOs), causing financial institutions which publish the indices that management historically relied upon to estimate the fair value of the Company’s credit derivatives either to refrain from updating such indices or base changes in the indices partly on judgments in regard to estimated price levels and not actual executed trades. In addition, evidence suggested that the limited price information available in the marketplace in regard to such instruments was influenced by trades resulting from margin calls and liquidity issues that are not part of the risks associated with the Company’s business model or credit default swap contracts. As a result of that discussed above, the fair value of the Company’s credit defaults swaps at September 30, 2007 and December 31, 2007 were estimated by management as follows:

  in instances where the Company was in substantive discussions with market participants to transfer the risk in specific CDS contracts, management’s estimate of the fair value of such contracts was largely based on the price discovery it obtained from such discussions, in instances where current market indices were reliable and available, management’s estimate of fair value was based on applying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contract by the present value of the remaining expected future premiums to be received under the contract, and in substantially all other instances management’s estimate of the fair value of the Company’s CDS contracts ascribed significant weight to management’s judgments regarding rates of return required by market participants in the current market environment and the amount of subordination required by market participants before their liability would attach under the CDS contracts. Management’s judgment in regard to the appropriate rate of return that would be required by a market participant considered all of the other factors discussed above. Management’s judgment in regard to the amount of subordination required by market participants before their liability would attach under the CDS contracts generally assumed that, in the current market environment at December 31, 2007, to transfer the risk in an existing contract it would need subordination sufficient to qualify for a triple-A rating from Moody’s and S&P. Accordingly, for any contract rated below triple-A by the Company or the rating agencies (which consisted only of ABS CDO contracts), the estimated fair value was calculated by adding additional subordination sufficient to meet S&P standards for a triple-A rating based on S&P requirements at December 31, 2007, to the amount of additional premium required to be paid to transfer the risk to achieve the selected rate of return. Such premium was calculated by adjusting the present value of the expected remaining future net cash flows under such contracts (which are comprised of the remaining expected future premiums to be received under the contract, less estimated maintenance expenses and a provision for expected losses that will manifest in the future) to reflect management’s best estimate of the rates of return that would be required by a market participant to assume the risks on such contracts. Should Moody’s or S&P change their requirements in regard to the amount of subordination required to qualify for a triple-A rating, the ratings of obligations the Company guarantees may be downgraded, which would adversely effect the Company’s estimate of the fair value of such guarantees and which could have material adverse effect of the Company’s financial condition and results of operations.

Present values of the cash flows referred to above were determined using a discount rate of 7%, which is commensurate with a corporate bond with a similar term to maturity.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

       Because management views the credit derivative contracts that the Company issues and reinsures as an extension of the Company’s financial guarantee business, management believes that the most meaningful presentation of these derivatives is to reflect: (i) fees that the Company receives from the issuance of such contracts in the line item captions in the consolidated statements of operations entitled “gross premiums written,” “net premiums written” and “net premiums earned,” as appropriate, (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the consolidated statements of operations entitled “net losses and loss adjustment expenses” and (iii) changes in the fair value of such instruments which are attributable to market factors in the line item caption in the consolidated statements of operations entitled “net realized and unrealized losses on credit derivatives.”

       The following tables present the amounts related to CDS contracts and other credit derivative instruments reflected in the Company’s financial statements as of and for the periods indicated:

	As of December 31,
(U.S. dollars in thousands)	2007	2006
Assets:
Reinsurance balances recoverable on unpaid losses	$682,310	$11,746
Derivative assets	645,682	11,668

Total assets	1,327,992	23,414

Liabilities:
Unpaid losses and loss adjustment expenses	$849,525	$12,932
Derivative liabilities(1)	795,412	11,362

Total liabilities	1,644,937	24,294

(1)

Of its net liability relating to credit derivatives at December 31, 2007, 47.1%, 2.3%, 48.8% and 1.8%, respectively, reflects estimates based primarily on price discovery resulting from discussions and negotiations to commute certain of the Company’s CDS contracts, market indices, management’s judgment in regard to the rate of return required by a market participant to transfer the risk, as discussed above, and other factors.

	Year Ended December 31,
(U.S. dollars in thousands)	2007	2006	2005
Statement of Income:
Gross premiums written	$68,148	$24,399	$18,154
Net premiums earned	8,517	2,533	1,665
Net realized and unrealized losses on credit derivatives	(150,036)	(649)	(303)
Net losses and loss adjustment expenses	166,030	364	150

Variable Interest Entities

The Company insures obligations issued by variable interest entities (“VIEs”) in the ordinary course of the Company’s business. The Company provides financial insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through VIEs. In synthetic transactions, the Company guarantees payment obligations of counterparties, including VIEs, through credit default swaps referencing asset portfolios. The Company only provides financial guarantee insurance of these VIEs for premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. These financial guarantee contracts represent variable interests held by the Company in VIEs.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

In underwriting financial guarantees, the Company generally requires that guaranteed obligations be investment-grade prior to the provision of credit enhancement. Typically, in the case of asset-backed securities and other structured obligations, such investment grade ratings are based upon subordination, cash reserves and other structural protections. Consequently, the Company has determined that it is not the primary beneficiary of any VIEs in which it holds a variable interest. Accordingly, these VIEs are not consolidated by the Company.

Recent Accounting Pronouncements

Proposed Statement of Financial Accounting Standards (“SFAS”), Accounting for Financial Guarantee Insurance Contracts

On April 18, 2007, the Financial Accounting Standards Board (“FASB”) issued Proposed SFAS, Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). This proposed Statement would clarify how SFAS 60 applies to financial guarantee insurance contracts. The FASB Board concluded redeliberations of the proposed Statement on January 30, 2008 and expects to issue a final Statement sometime in 2008. This proposed Statement, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. Under the proposed Statement, a claim liability on a financial guarantee insurance contract would be recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability would be based on the risk-free market rate and updated each quarter. Premium revenue recognition, under the proposed Statement, will be based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments the proposed Statement requires that an insurance enterprise should recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

  the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free rate.

The Company expects that the initial effect of applying the provisions of the Statement as currently proposed will be material to the Company’s financial statements. In particular, the Company expects that implementation of this guidance as currently proposed would cause the Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and precludes it from providing such reserves in the future.

The final Statement is expected to be effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the first quarter after issuance of the final Statement, an insurance enterprise will be required to

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

make certain disclosures describing the Company’s guarantees that are being closely monitored as a result of deterioration or other adverse developments.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS 155 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company will adopt the provisions of SFAS 157 on January 1, 2008. The Company is currently evaluating the effect the adoption of SFAS 157 will have on its financial statements.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS 159 on January 1, 2008. The adoption of SFAS 159 will not have a material effect on the Company’s financial statements.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

4.	Investments

The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns.

The amortized cost and fair value of investments as of December 31, 2007 and 2006 are as follows:
	December 31, 2007
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value
Debt securities
Mortgage and asset-backed securities	$199,090	$1,852	$(2,210)	$198,732
U.S. Government and government agencies	63,151	2,784	—	65,935
Corporate	179,917	1,281	(805)	180,393
U.S. states and political subdivisions of the states	823	5	(7)	821
Total debt securities	$442,981	$5,922	$(3,022)	$445,881
Short-term investments
Total short-term investments	$18,269	$42	$(49)	$18,262

	December 31, 2006
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value
Debt securities
Mortgage and asset backed securities	$193,923	$1,080	$(2,521)	$192,482
U.S. Government and Government agencies	66,323	710	(754)	66,279
Corporate	74,911	16	(1,801)	73,126
U.S. states and political subdivisions of the states .	375	3	—	378
Total debt securities	$335,532	$1,809	$(5,076)	$332,265
Short-term investments
Total short-term investments	$14,979	$—	$(1)	$14,978

        The change in net unrealized gains (losses) consists of:

	Years ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Debt securities	$6,167	$(971)	$(4,723)
Short-term investments	(6)	1	(2)
Change in net unrealized gains (losses)	$6,161	$(970)	$(4,725)

           Proceeds from sales of debt securities for the years ended December 31, 2007, 2006 and 2005 were $0.0 million, $79.9 million, and $105.8 million, respectively.

        The amortized cost and fair value of bonds at December 31, 2007 and 2006 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

	December 31, 2007
(U.S. Dollars in thousands)	Amortized Cost	Fair Value
Due after one through five years	$137,536	$139,205
Due after five through ten years	104,389	105,579
Due after ten years	1,966	2,365
Subtotal	243,891	247,149
Mortgage and asset-backed securities	199,090	198,732
Total	$442,981	$445,881

	December 31, 2006
(U.S. Dollars in thousands)	Amortized Cost	Fair Value
Due after one through five years	$55,768	$54,598
Due after five through ten years	83,876	82,914
Due after ten years	1,965	2,269
Subtotal	141,609	139,781
Mortgage and asset-backed securities	193,923	192,484
Total	$335,532	$332,265

        The gross realized gains and gross realized losses for the years ended December 31, 2007, 2006, and 2005 related to the sale of investments were as follows:

	For the years ended
	2007		2006		2005
(U.S. Dollars in thousands)	Gains	Losses	Gains	Losses	Gains	Losses
Debt securities	$—	$(377)	$498	$(1,881)	$412	$(399)
Short term investments	—	(3)	—	(23)	3	(8)
Total	$—	$(380)	$498	$(1,904)	$415	$(407)

        The Company has gross unrealized losses on securities which it considers to be temporary impairments. Such individual security positions have been evaluated by management, based on specific criteria, to determine if these impairments should be considered other-than-temporary. These criteria include assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery (which considers the Company’s liquidity position), among other factors.

Net investment income is derived from the following sources:

(U.S. Dollars in thousands)	2007	2006	2005
Debt securities, short-term investments and cash equivalents	$20,982	$17,012	$13,350
Less: Investment expenses	(543)	(314)	(303)
Net investment income	$20,439	$16,698	$13,047

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

        The following table presents the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006, respectively:

	December 31, 2007
	Less than 12 months		12 months or more			Total
	Fair	Unrealized	Fair	Unrealized		Fair	Unrealized
(U.S. Dollars in thousands)	Value	Loss	Value	Loss		Value	Loss
Description of securities
Mortgage and asset-backed
securities	$—	$—	$107,396	$2,210		$107,396	$2,210
U.S. Government and government
agencies	—	—	—	—		—	—
Corporate	4,806	28	64,063	826		68,869	854
U.S. states and political
subdivisions	445	7		—		445	7
Total debt securities and short-
term investments	$5,251	$35	$171,459	$3,036	(1)	$176,710	$3,071

	December 31, 2006
	Less than 12 months		12 months or more			Total
	Fair	Unrealized	Fair	Unrealized		Fair	Unrealized
(U.S. Dollars in thousands)	Value	Loss	Value	Loss		Value	Loss
Description of securities
Mortgage and asset-backed
securities	$44,872	$190	$87,484	$2,331		$132,356	$2,521
U.S. Government and government
agencies	9,067	71	23,179	683		32,246	754
Corporate	5,777	23	63,108	1,778		68,885	1,801
U.S. states and political
subdivisions	—	—	403	1		403	1
Total debt securities and short-
term investments	$59,716	$284	$174,174	$4,793	(2)	$233,890	$5,077

(1)

Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2007 (which excludes $0.4 million of unrealized losses on securities issued by the Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) which are included in “Mortgage and Asset-Backed Securities” in the above table), 58.1%, 80.8%, and 100% are rated “AAA”, “AA-” or better or “A-” or better, respectively, of the total unrealized loss in such category. In addition, of the non-government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 74% of the total unrealized loss in such category have a price decline of less than 6% from their amortized cost and the remaining 26% have a price decline greater than 6% but less than 8% of their amortized cost as of December 31, 2007.

(2)

Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2006 (which excludes $1.1 million of unrealized losses on securities issued by the GNMA, FNMA and FHLMC which are included in “Mortgage- and Asset-Backed Securities” in the above table), 40.9%,70.5%, and 100% are rated “AAA”, “AA-” or better or “A-” or better, respectively, of the total unrealized loss in such category. In addition, of the non-government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 96% of the total unrealized loss in such category have a price decline of less than 5% from their amortized cost and the remaining 4% have a price decline greater than 5% but less than 7% of their amortized cost as of December 31, 2006.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

       For the year ended December 31, 2007, the Company recorded other-than-temporary impairment charges of $0.4 million. For the year ended December 31, 2006, the Company recognized other than temporary impairment charges of $1.4 million relating to an investment acquired in satisfaction of a claim – See Note 11(d) for further information. The Company did not record any other-than-temporary impairment charges for the year ended December 31, 2005.

Debt securities investments with an amortized cost and fair value of $7.1 million and $7.6 million and $6.6 million and $6.6 million at December 31, 2007 and 2006, respectively, were on deposit with various regulatory authorities as required by insurance laws.

5.	Information Concerning Parent and Affiliates

Capital Transactions

       On December 28, 2007, the Company received a $130.0 million capital contribution from SCA Holding U.S. Inc. On August 4, 2006, SCA contributed $25.0 million to the Company from the proceeds of its IPO.

Note Payable – Affiliate

A long term note due on December 31, 2017 was issued by the Company to XLFA on December 28, 2007 in the principal amount of $75.0 million and bears interest of 10.0% per annum, payable semi-annually on June 30, and December 31 of each year. For the year ended December 31, 2007, the Company incurred interest expense of $0.1 million, which is a component of “Net operating expenses” in the accompanying consolidated statements of operations. Payments of interest and principal on the note are subject to the approval of the NYID.

Services Agreements with Affiliates

       Substantially all of the Company’s personnel services are provided by XL Financial Administrative Services Inc. (“XLFAS”). Prior to the IPO, XLFAS was an indirect wholly owned subsidiary of XL Capital. In connection with the IPO, XL Capital transferred all its direct and indirect ownership interest in XLFAS, along with XLFAS’s employees, to SCA. In addition, the Company purchased various services from affiliates of XL Capital prior to the IPO under various agreements and continues to purchase services under new agreements that became effective at the date of the IPO. Such services principally include: (i) information technology support, (ii) reinsurance and retrocessional consulting and management services, and (iii) actuarial, legal, finance, internal audit services and certain investment management services. Since the IPO, the Company has undertaken to perform certain of the services itself or to outsource such services to other vendors and has, accordingly, discontinued the purchase of many of the services that were provided by XL Capital. For the years ended December 31, 2007, 2006 and 2005, the Company incurred costs for personnel services (including costs associated with employee benefit plans discussed below), as well as the other services discussed above aggregating $71.7 million, $58.0 million and $63.1 million, respectively, which are a component of “Net operating expenses” in the accompanying consolidated statements of operations.

Employee Benefit Plans

       Prior to the IPO, XL America, Inc. ("XLA”) maintained a qualified defined contribution pension plan and a non-qualified deferred compensation plan for the benefit of all XLFAS eligible employees (collectively, the “Plans”). Discretionary contributions to both Plans were based on a fixed percentage of employee contributions and compensation as defined by the Plans. Such plans were converted to SCA plans on the effective date of the IPO. The terms and provisions of SCA’s plans are substantially the same as the aforementioned plans of XLA. For the years ended December 31, 2007, 2006, and 2005, the Company incurred costs under the aforementioned plans aggregating $4.2 million, $2.5 million, and $2.0 million, respectively, which are a component of “Net operating expenses” in the accompanying consolidated statements of operations.

Reinsurance Agreements with Affiliates and Other Guaranties

The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

  Effective August 4, 2006, XL Reinsurance America Inc. (“XL RE AM”), an indirect wholly owned subsidiary of XL Capital, indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 11 (c). In consideration for the aforementioned indemnification the Company is obligated to pay XL RE AM approximately $9.8 million on an installment basis over the life of the aformentioned project financing. As this premium is due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnification (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which are reflected in the accompanying consolidated balance sheets in “Reinsurance premiums payable” and “Prepaid reinsurance premiums”, respectively. For the year ended December 31, 2007 and 2006, the Company incurred costs under the aforementioned agreements aggregating approximately $0.8 million and $0.4 million, respectively and the balance of the aforementioned liability and deferred cost was $6.1 million at December 31, 2007.

  Effective August 4, 2006, XLA indemnified the Company for any diminution in value below their carrying value at June 30, 2006 of the investment described in Note 11 (d), which investment was acquired in connection with the satisfaction of a claim under a financial guarantee insurance policy issued by XLCA. In addition, pursuant to the aforementioned indemnity, XLA agreed to indemnify the Company for any costs arising out of any litigation or future claim in connection with the aforementioned insurance policy. See Note 11 (d) for further information regarding amounts recovered or recoverable by XLCA under the indemnity.

  The Company has a facultative quota share reinsurance treaty (“Treaty”) with XLFA. Under the terms of the this Treaty, XLFA agrees to reinsure up to 75% of the guarantee business written by the Company provided it meets certain specified parameters. Prior to July 1, 2006, XLFA agreed to reinsure up to 90% of the Company’s acceptable risks under the Treaty. In addition, the Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the agreement. In addition, if XLFA in any four year period sustains cumulative losses under the treaty in excess of $450.0 million, which has occurred as of December 31, 2007, the Company will pay XLFA on a prospective basis, an additional premium with respect to all installment business previously ceded or to be ceded in the future. The additional premium will be equal to 25% of installment premiums received subsequent to December 31, 2007.

  Effective May 1, 2004, XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, entered into an agreement with XLCA which unconditionally and irrevocably guarantees the Company the full and complete payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with the Comapny, under which agreement XLFA has assumed business from the Company since December 19, 2000. The par value of business guaranteed by XLI under this agreement was approximately $77.5 billion and $83.1 billion as of December 31, 2007 and 2006, respectively. The agreement terminated with respect to any new business produced by the Company and ceded to XLFA pursuant to the faculative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under the such agreement prior to the IPO.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

  Effective November 1, 2002 and as amended and restated as of March 1, 2007, the Company entered into a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to reinsure risks insured by the Company under financial guarantee insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and is on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

  The Company provides financial guarantee insurance policies insuring timely payment of investment agreements issued by XLAF, a wholly owned subsidiary of XL Capital. These investment agreements contain ratings triggers based on the rating of the Company, substantially all of which were triggered upon the Company’s recent downgrades by Moody’s, S&P and Fitch. XLAF may be required to repay or collateralize these investment agreements, and as guarantor of XLAF’s obligations, the Company may be required to repay these amounts should the assets in XLAF’s investment portfolio prove insufficient or should XLAF otherwise fail to perform its obligations thereunder. As of December 31, 2007 and 2006, the aggregate face amount of such investment agreements guaranteed by the Company was $4.0 billion ($550.5 million net of reinsurance to XLFA) and $3.9 billion ($554.8 million net of reinsurance to XLFA), respectively. To date, the Company has not had any claim with respect to these investment agreements nor has it been required to collateralize any of these investment agreements. Although XLAF is a wholly-owned subsidiary of XL Capital, XL Capital is not contractually obligated to support XLAF under its obligations under the investment agreements. XL Capital has, however, communicated to XLCA and publicly disclosed its intent to settle all such liabilities by the end of March 2008. Accordingly, the Company does not expect to incur any claims under its insurance of XLAF’s investment agreements. As of February 29, 2008, the remaining aggregate face amount outstanding of such investment agreements was $2.0 billion.

  In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of December 31, 2007 and 2006, the total notional value of such contracts insured was $162.9 million and $179.1 million, respectively.

  XLI guarantees the obligations of XLCA in connection with certain transactions insured by XLCA-UK. As of December 31, 2007 and 2006, the gross par outstanding related to these transactions were approximately $1,155.0 million ($61.8 million net of reinsurance) and $1,017.8 million ($58.6 million net of reinsurance), respectively.

  Effective December 31, 2007, XLCA entered into a quota share reinsurance treaty cover (“Retention Cover”) with XLFA. Under the terms of the Retention Cover, XLFA agrees to reinsure 50% of XLCA’s net retention of the guarantee business in force on December 31, 2007 provided it meets following parameters. (i) Municipal obligation bonds, as permitted under New York Insurance Law Section 6904(b)(1)(A); (ii) Investment grade obligation of corporations, trusts or other similar entities established under applicable law, under New York Insurance Law Section 6904(b)(1)(D); (iii) Investment grade asset-backed securities, trust certificates and trust obligation, as permitted under New York Insurance Law Section 6904(b)(1)(F); and (iv) Policies shall exclude any such binder, certificate, contract of insurance or retrocession which has a case reserve associated with it reported on the statutory financial statements of XLCA as of December 31, 2007. XLCA is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

  Effective December 31, 2007, XLCA entered into an Aggregate Excess of Loss Reinsurance Cover Note (“Cover Note”) with XLFA. Under the terms of the Cover Note, XLFA agrees to reinsure a quota share of the XLCA’s liabilities in a proportion sufficient to cause XLCA’s

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

surplus to policyholders to be equal to the greater of (i) the minimum statutory surplus and (ii) sufficient surplus to be in compliance with statutory aggregate risk limits. As of December 31, 2007 no business was ceded under the Cover Note.

6.	Net Premiums Earned
Net premiums earned are comprised of:

		Year ended December 31,
	(U.S. Dollars in thousands)	2007	2006	2005
	Gross premium written	$321,929	$353,728	$232,590
	Ceded premiums written	(313,572)	(309,344)	(209,592)

	Net premiums written	8,357	44,384	22,998

	Change in deferred premium revenue	(114,118)	(173,675)	(86,110)
	Change in prepaid reinsurance premiums	133,888	147,267	77,515
	Net premiums earned	$28,127	$17,976	$14,403

	Premiums earned for the years ended December 31, 2007, 2006, and 2005 include $11.5 million ($1.2 net of reinsurance), $28.1 million ($2.8 net of reinsurance) and $11.6 million ($1.1 net of reinsurance), respectively, related to refunded and called bonds and other accelerations.

7.	Net Operating Expenses
	Net operating expenses are comprised of:
		Year ended December 31,
	(U.S. Dollars in thousands)	2007	2006	2005
	Operating expenses
	Gross operating expenses	$106,111	$98,291	$77,029
	Less: Deferred acquisition costs (“DAC”)	31,539	32,038	19,553
	Add: Amortization of DAC	12,754	12,306	9,178

	Operating expenses	87,326	78,559	66,654

	Ceding commission revenue
	Gross ceding commission revenue	89,665	79,516	55,603
	Less: Deferred ceding commissions (“DCC”)	53,370	51,732	30,167
	Add: Amortization of DCC	15,890	20,471	15,871

	Ceding commission revenue	52,185	48,255	41,307

	Net operating expenses	$35,141	$30,304	$25,347

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005
8.	Deferred Ceding Commissions and Deferred Acquisition Costs
Deferred acquisition costs, net of deferred ceding commission revenue, as well as related amortization, as of and for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Deferred ceding commissions, net
Beginning of year	$(52,720)	$(41,191)	$(37,270)

Cost and revenue deferred:
Acquisition costs deferred during the year	31,539	32,038	19,553
Ceding commissions revenue deferred during the year	(53,370)	(51,732)	(30,167)
Net Costs and revenues deferred	(21,831)	(19,694)	(10,614)
Acquisition costs and ceding commission revenue
amortized:
Acquisition costs amortized	(12,754)	(12,306)	(9,178)
Ceding commission revenue amortized	15,890	20,471	15,871
Net acquisition costs amortized	3,136	8,165	6,693
Deferred ceding commissions, net
End of year	$(71,415)	$(52,720)	$(41,191)

        During the year ended December 31, 2007, the Company recorded a premium deficiency of $3.1 million relating to its guarantees of obligations supported by HELOCs and CES transactions. There have been no premium deficiencies recorded by the Company prior to 2007.

        Accelerated amortization of deferred acquisition costs due to refunding was $0.8 million ($0.1 million net of reinsurance), $2.1 million ($0.2 million net of reinsurance) and $1.0 million ($0.1 million net of reinsurance) for the years ended December 31, 2007, 2006 and 2005, respectively.

9.	Reinsurance

       The Company utilizes reinsurance principally to increase aggregate premium capacity, manage its risk guidelines and to reduce the risk of loss on financial guarantee business underwritten. This reinsurance includes the Facultative Quota Share Reinsurance Treaties with affiliates discussed in Note 5 as well as other facultative reinsurance with non-affiliated reinsurers. Reinsurance does not relieve the Company of its obligations under its policies of insurance and credit default swap contracts. Accordingly, the Company is still liable under such policies and contracts even if any or all of the reinsuring companies are unable to meet their obligations to the Company, or contest such obligations. The Company regularly monitors the financial condition of its reinsures and believes there are no material uncollectible reinsurance balances at December 31, 2007 and 2006. The following tables set forth certain amounts ceded to affiliate and non-affiliate reinsures as of and for the years ended December 31, 2007, 2006 and 2005.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

	2007
(U.S. Dollars in thousands)	Affiliate	Non-affiliate	Total
Year Ended December 31,
Ceded premiums written	$306,926	$6,646	$313,572
Ceded premiums earned	177,850	1,835	179,685
Ceding commission revenue	50,672	1,513	52,185
Ceded losses and loss adjustment expenses	879,348	2,111	881,459
As of December 31,
Par exposure ceded (in millions)	$154,075	$1,783	$155,858
Reinsurance balances recoverable on unpaid losses	1,024,410	4,691	1,029,101

	2006
(U.S. Dollars in thousands)	Affiliate	Non-affiliate	Total
Year Ended December 31,
Ceded premiums written	$307,221	$2,123	$309,344
Ceded premiums earned	159,739	2,337	162,076
Ceding commission revenue	47,720	535	48,255
Ceded losses and loss adjustment expenses	35,506	584	36,090
As of December 31,
Par exposure ceded (in millions)	$100,448	$600	$101,048
Reinsurance balances recoverable on unpaid losses	153,017	2,580	155,597

	2005
(U.S. Dollars in thousands)	Affiliate	Non-affiliate	Total
Year Ended December 31,
Ceded premiums written	$205,902	$3,690	$209,592
Ceded premiums earned	128,344	3,733	132,077
Ceding commission revenue	40,373	934	41,307
Ceded losses and loss adjustment expenses	32,782	933	33,715

As of December 31,
Par exposure ceded (in millions)	$73,952	$970	$74,922
Reinsurance balances recoverable on unpaid losses	120,077	1,996	122,073

10.	Outstanding Exposure and Collateral

        Financial guarantee insurance policies issued by the Company guarantees the timely payment of principal and interest on insured obligations. CDS contracts issued by the Company guarantee the payment of the notional amounts of referenced securities. The net exposure retained on any risk guaranteed by the Company is subject to the Company’s underwriting guidelines and regulatory risk limitations. The Company’s in-force business is diversified both domestically and internationally, across multiple industries and by type of obligations guaranteed. The Company's total exposure, before reinsurance, to principal (or “par”) amounts insured and notional amounts guaranteed as of December 31, 2007 and 2006 was $173.5 billion and $116.0 billion, respectively. The Company's total exposure, before reinsurance, to principal and interest amounts insured and notional amounts guaranteed as of December 31, 2007 and 2006 was $255.9 billion and $176.2 billion, respectively.

        The following tables present certain information with respect to the par amounts insured by the Company as of December 31, 2007 and 2006, before and after reinsurance (or on a “gross” and “net” basis, respectively):

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

	2007			2006
			% of			% of
(U.S. Dollars in millions)	Gross	Net	Net	Gross	Net	Net
Risk Classes—Par Exposure
U.S. Public finance	$71,728	$6,821	38.7%	$48,487	$6,261	41.9%
U.S Structured finance	75,489	8,737	49.6%	51,903	7,216	48.3%
International finance	26,262	2,065	11.7%	15,599	1,464	9.8%
Total	$173,479	$17,623	100.0%	$115,989	$14,941	100.0%

The par amounts insured as of December 31, 2007 and 2006 and the terms of maturity are as follows:

	2007
	U.S. Public Finance		Non-U.S. Public Finance
(U.S. Dollars in millions)	Gross	Net	Gross	Net
Years to Maturity—Par Exposure
0 to 5 years	$1,058	$90	$13,232	$1,515
5 to 10 years	12,527	1,283	17,120	1,586
10 to 15 years	6,401	473	11,139	959
15 to 20 years	14,327	1,422	6,410	598
20 years and beyond	37,415	3,553	53,850	6,144
Total	$71,728	$6,821	$101,751	$10,802

	2006
	U.S. Public Finance		Non-U.S. Public Finance
(U.S. Dollars in millions)	Gross	Net	Gross	Net
Years to Maturity—Par Exposure
0 to 5 years	$1,186	$126	$9,749	$999
5 to 10 years	3,269	352	12,838	1,340
10 to 15 years	6,170	753	9,576	1,339
15 to 20 years	11,305	1,442	2,566	335
20 years and beyond	26,557	3,588	32,773	4,667
Total	$48,487	$6,261	$67,502	$8,680

        The Company seeks to limit its exposure to losses by maintaining a surveillance function which monitors such transactions throughout their lives. Additionally, the Company seeks to mitigate credit risk by only underwriting investment-grade transactions, diversifying its portfolio and maintaining collateral requirements on asset-backed obligations, as well as through reinsurance.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

As of December 31, 2007 and 2006, the insured portfolio was diversified by type of insured obligation as shown in the following table:

	2007			2006
			% of			% of
(U.S. Dollars in millions)	Gross	Net	Net	Gross	Net	Net
Type of Insured Obligation—
Par Exposure
Pooled Debt Obligation	$47,967	$5,758	32.7%	$25,784	$3,747	25.3%
General Obligation	33,645	2,964	16.8%	20,510	2,456	16.4%
Consumer ABS	16,075	2,127	12.1%	11,410	1,566	10.5%
Transportation	14,980	1,146	6.5%	9,344	1,259	8.4%
Utilities	13,184	1,463	8.3%	9,886	1,324	8.9%
Power & Utilities	12,752	952	5.4%	9,382	981	6.6%
Financial Product	7,516	770	4.4%	6,260	760	5.1%
Non-Ad Valorem	6,945	849	4.8%	5,801	901	6.0%
Higher Education	6,407	540	3.1%	4,887	598	4.0%
Commercial ABS	3,873	364	2.1%	2,979	408	2.7%
Infrastructure	3,056	179	1.0%	3,634	389	2.6%
Housing and Public Buildings	2,493	224	1.3%	753	75	0.5%
Future Flow	2,078	108	0.6%	1,949	125	0.8%
Sovereign	775	43	0.2%	739	32	0.2%
Specialized Risk	255	26	0.1%	505	44	0.3%
Whole Business Secured	119	9	0.1%	62	6	—%
Other	1,359	101	0.5%	2,104	270	1.7%
Total	$173,479	$17,623	100.0%	$115,989	$14,941	100.0%

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

        The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. As of December 31, 2007 and 2006, the distribution of par exposure by geographic location is set forth in the following table:

	2007			2006
			% of			% of
(U.S. Dollars in millions)	Gross	Net	Net	Gross	Net	Net
Type of Insured Obligation—
Par Exposure
New York	$19,942	$2,017	11.4%	$8,543	$1,160	7.8%
Florida	4,926	1,498	8.5%	2,631	866	5.8%
California	15,115	1,161	6.6%	12,550	1,393	9.3%
Delaware	4,653	636	3.6%	3,156	571	3.8%
Illinois	4,752	431	2.4%	2,670	304	2.0%
Texas	4,925	379	2.2%	2,900	357	2.4%
Pennsylvania	3,492	316	1.8%	2,172	269	1.8%
Massachusetts	3,224	324	1.8%	2,268	250	1.7%
Alabama	3,644	236	1.3%	2,976	389	2.6%
New Jersey	2,980	233	1.3%	2,123	232	1.6%
Ohio	2,716	224	1.3%	1,017	107	0.7%
Georgia	1,955	161	0.9%	1,420	176	1.2%
Michigan	2,023	148	0.8%	1,706	199	1.3%
Washington	1,446	142	0.8%	1,165	190	1.3%
Oklahoma	1,284	147	0.8%	1,094	208	1.4%
Wisconsin	2,055	121	0.7%	1,908	199	1.3%
Tennessee	1,478	116	0.7%	1,166	147	1.0%
Minnesota	1,278	111	0.6%	1,134	144	1.0%
Colorado	1,516	95	0.5%	1,491	158	1.1%
District of Columbia	1,042	83	0.5%	1,083	144	1.0%
Other U.S. Jurisdictions	15,754	1,439	8.2%	10,190	1,261	8.4%
International	26,262	2,065	11.7%	15,599	1,465	9.8%
U.S. Diversified	47,017	5,540	31.6%	35,027	4,752	31.7%
Total	$173,479	$17,623	100.0%	$115,989	$14,941	100.0%

        In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first-loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry, and type of collateral to be more relevant measures of diversification.

As of December 31, 2007 and 2006, the distribution of par exposure by form of credit enhancement is set forth in the following table:

	2007			2006
			% of			% of
(U.S. Dollars in millions)	Gross	Net	Net	Gross	Net	Net
Credit Enhancement—Par
Exposure
Financial guarantee insurance policy	$108,395	$9,834	55.8%	$90,949	$10,981	73.5%
CDS contracts	65,084	7,789	44.2%	25,040	3,960	26.5%
Total	$173,479	$17,623	100.0%	$115,989	$14,941	100.0%

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

        During 2007, the Company recorded a provision for losses before reinsurance of approximately $1,055.3 million ($198.9 million after reinsurance) relating to its exposure to guarantees of obligations supported by residential mortgages due to unprecedented credit-market events. See Note 11.

The Company is exposed to residential mortgages directly, through its guarantees of RMBS and indirectly, through its guarantees of ABS CDOs.

        As of December 31, 2007, the Company’s total net direct exposure to RMBS aggregated approximately $1.3 billion, representing approximately 7.3% of its total in-force guaranteed net par outstanding at such date. The RMBS exposure consisted of various collateral types including prime and Alt-A 1st lien, subprime 1st lien, HELOC and CES mortgage collateral. During the year ended December 31, 2007, the Company recorded a provision for losses and loss adjustment expenses of $216.7 million before reinsurance ($41.0 million after reinsurance) on certain guarantees supported by HELOC and CES mortgage collateral (see Note 11).

        As of December 31, 2007, the Company had insured 22 high-grade and 3 mezzanines ABS CDO transactions, with total par outstanding, net of reinsurance, of $3.0 billion. All of its indirect exposure to residential mortgages arises from CDOs in which its guarantees are with respect to securities having the benefit of higher than the minimum amount of subordination required under rating agency criteria, in effect at the time of issue for a rating of “AAA,” based on S&P ratings. However, as a result of the actual levels of delinquencies, defaults and foreclosures on subprime mortgages substantially exceeding forecast levels, the Company anticipates losses from these policies. As of December 31, 2007, the Company’s indirect subprime net exposure was approximately $0.9 billion based on the RMBS holdings within the ABS CDO collateral pools. The Company’s indirect net exposure to other ABS CDOs was approximately $0.5 billion as of December 31, 2007, and a significant portion of the underlying collateral supporting these transactions consists of subprime RMBS. In addition the collateral pools of most of the Company’s ABS CDO transactions contain securities issued by other ABS CDOs (also known as CDOs of CDOs or CDOs squared). During the year ended December 31, 2007, the Company recorded a provision for losses and loss adjustment expenses of $838.6 million before reinsurance ($157.9 million after reinsurance) on certain of its guarantees of ABS CDOs (see Note 11).

Set forth below is certain additional information in regard to the Company’s exposure to RMBS and CDOs:
Exposure to CDOs
The following table presents the net notional exposure of the Company’s guaranteed CDOs by rating as of December 31, 2007:

	Net Par
	Outstanding
	as of
	December 31,	% of
(U.S. Dollars in millions, except percentages)(1)	2007	Total
AAA(2)	$2,927.1	50.8%
AA	50.5	0.9%
A	9.9	0.2%
BBB and lower	2,770.7	48.1%
Total	$5,758.2	100.0%

(1)	Ratings represent the lower of S&P or the Company’s internal rating by deal as of March 12, 2008.

(2)	Also includes exposure considered to be “super senior” where the underlying credit support exceeds the “AAA” guidelines set by S&P.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

        The following table presents the net notional exposure and case basis reserves for losses and loss adjustment expenses for the Company’s CDO of ABS(1) portfolio by year of origination (year the CDO was issued) as of December 31, 2007:

(U.S. Dollars in billions)	2007	2006	2005	2004	2003	2002	Total
High Grade(2)	$1.4	$1.4	$0.1	$—	$—	$—	$2.9
Mezzanine(3)	—	—	—	—	—	0.1	0.1
	$1.4	$1.4	$0.1	$—	$—	$0.1	$3.0
(U.S. Dollars in millions)
Net case basis reserves for losses and loss
adjustment expenses(4)	$117.8	$39.4	$—	$—	$—	$0.7	$157.9

(1)	Represents CDOs of ABS with greater than 50% RMBS collateral.

(2)	CDOs secured primarily by “AAA”, “AA”, and “A” rated RMBS collateral at inception.

(3)	CDOs secured primarily by “BBB” rated RMBS collateral at inception.

(4)	See Note 11.

The following table presents the net notional exposure of the referenced assets underlying the Company’s CDO of ABS portfolio by rating as of December 31, 2007:

	Net Notional
	Outstanding as
	of
(U.S. Dollars in billions except percentages)	December 31,	% of
Ratings(1)	2007	Total
AAA	$0.8	26.7%
AA	1.1	36.7%
A	0.4	13.3%
BBB & lower	0.7	23.3%
Total	$3.0	100.0%

(1) Ratings represent the lower of ratings by S&P or Moody’s as of February 15, 2008.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

11.	Liability for Losses and Loss Adjustment Expenses

     The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	Year Ended December 31,
	2007		2006		2005
	Case	Unallocated	Case	Unallocated	Case	Unallocated
(U.S. dollars in thousands)	Reserves	Reserves	Reserves	Reserves	Reserves	Reserves
Gross unpaid losses and loss expenses
at beginning of year	$83,783	$81,124	$66,183	$65,419	$45,550	$49,774
Unpaid losses and loss expenses
recoverable	(82,283)	(73,314)	(62,518)	(59,555)	(45,588)	(45,523)
Net unpaid losses and loss expenses at
beginning of year	1,500	7,810	3,665	5,864	(38)	4,251
Increase (decrease) in net losses and
loss expenses incurred in respect of
losses occurring in current year	199,947 (1)	3,277	—	1,704	12	1,606
Prior years	(672)	—	(66)	—	3,676	—
Less net losses and loss expenses
(paid) received & other	(5,978)	—	(2,099)	242	15	7
Net unpaid losses and loss expenses at
end of year	194,797	11,087	1,500	7,810	3,665	5,864
Unpaid losses and loss expenses
recoverable	939,529	89,572	82,283	73,314	62,518	59,555
Gross unpaid losses and loss
expenses at end of year	$1,134,326	$100,659	$83,783	$81,124	$66,183	$65,419

(1) Amount is net of $29.0 million, representing the net present value of future installment premiums at December 31, 2007 with regard to certain of the Company’s guarantees on which case reserves are recorded at December 31, 2007.

Case Basis Reserves for Losses and Loss Adjustment Expenses

Set forth below is a discussion of certain case basis reserves established by the Company. The Company has been indemnified with respect to loss development relating to the insurance transactions described under “(c)” and “(d)” below by affiliates of XL Capital in connection with SCA’s IPO. As a result of such indemnifications, all adverse loss development on such insurance transactions subsequent to the effective date of the IPO, which is in excess of the Company’s carried reserves for such transactions at the date of the IPO, will be absorbed by the aforementioned affiliates of XL Capital. Such protection does not relieve the Company of its obligations under the aforementioned insurance transactions. Accordingly, the Company is still liable under the insurance transactions in the event that the affiliates of XL Capital do not meet their obligations under the indemnifications. For further information with respect to the indemnifications see Note 5.

(a)

During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $838.6 million ($157.9 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 13 of its 25 guarantees of ABS CDOs. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to December 31, 2007. There have been no claims paid on these transactions

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

to date. The total remaining notional/par guaranteed by the Company with respect to these 13 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $9.4 billion ($1.6 billion after reinsurance) at December 31, 2007. The estimate of loss was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. There is currently no payment default with respect to these transactions. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

The case basis loss reserves on the Company’s ABS CDO portfolio were determined based on detailed cash flow modeling of expected monthly cash flows for all loans that are referenced in the 25 ABS CDOs. ABS CDOs that the Company guarantees are highly complex structured transactions, the performance of which depends on a wide variety of factors outside of its control. The Company’s estimate of losses on these transactions was based on sophisticated financial models, generated internally and supplemented by models generated by third parties, to estimate future credit performance of the underlying assets, and to evaluate structures, rights and its potential obligations over time. The modeling of multi-sector CDOs requires analysis of both direct ABS as well as CDO collateral within the multi-sector CDOs, known as “inner securitizations,” and the Company does not consistently have access to all the detailed information necessary to project every component of each inner securitization. Therefore, in some cases the Company puts greater reliance on the models and analysis of third party market participants and are not able to fully, independently and precisely verify each data point. In addition, many of these financial models include, and rely on, a number of assumptions, many of which are difficult to determine and are subject to change, and even small alterations in the underlying assumptions of the model can have a significant impact on its results. Moreover, the performance of the securities the Company insures depends on a wide variety of factors which are outside its control, including the liquidity and performance of the collateral underlying such securities, the correlation of assets within collateral pools, the performance or non-performance of other transaction participants (including third-party servicers) and the exercise of control or other rights held by other transaction participants.

To develop the cash flow model for each guaranteed CDO the Company began by determining the expected cash flows for each security owned by the CDO. For each direct holding of an RMBS security (based on the CUSIP number obtained from the latest trustee report) the Company determined a cumulative loss projection based on characteristics of the mortgage loans in the collateral pool. The Company obtained information on the pool’s loan performance from “LPS”, a loan information database developed by LoanPerformance, a third party vendor. Projected future performance of each loan in the pool was determined by its characteristics as matched up against the performance of similar loans in the LPS historical database.

The key assumptions in the company’s RMBS modeling included:

The projected default rate for currently performing loans which were based on the loan’s characteristics including:

—	Combined loan to value (“CLTV”)

—	Fair Isaac Corporation credit scoring model (“FICO®”)

—	Debt to Income (“DTI”)

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

	—	Loan risk factors (option adjustable rate mortgages (“ARM”), negative amortization, investor property, second home, and second lien)

	—	Level of borrower documentation (low documentation, stated documentation, or no documentation)

The roll rate projections of defaults for loans those are currently delinquent in the pool. The loss severity upon default for each loan.

(b)	During year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $216.7 million ($41.0 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 6 of its 15 guarantees of obligations supported by HELOC or CES mortgage loans. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to December 31, 2007. The total remaining par guaranteed by the Company with respect to these 6 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $2.4 billion ($0.4 billion after reinsurance) at December 31, 2007. The estimate of losses was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on our ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenue or other external events. The Company’s estimate was determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions on recent observed default rates and the current pipeline of delinquent loans. The Company generally assumes that the default rates will increase for the next nine months and then ramp down over another nine months, at which point the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses may be greater if the time it takes the mortgage performance to stabilize is longer.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted.

(c)	During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the present value loss expected to be incurred in the future with respect to an insured project financing. The portion of the insured exposure to which this loss related was fully reinsured on a first-loss basis by XLI. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($2.8 million after reinsurance to XLFA), on a present value basis, to reflect certain adverse developments. During 2006, the Company again recorded an additional provision for loss relating to the transaction of $15.2 million, which was fully covered under an indemnification discussed above and in Note 5 and, accordingly, resulted in no net effect on the Company’s results of operations in 2006. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $204.6 million at December 31, 2007. After the reinsurance indemnity provided by XLFA and the subsidiaries of XL Capital and the $2.8 million net case basis reserve carried on the Company’s books discussed above the Company has no remaining net exposure to this transaction. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

(d)	In December 2005, certain notes that were insured by the Company and collateralized by loans to medical providers (the “Insured Notes”) defaulted upon their maturity. In satisfaction of the resulting claim, the Company purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. The Insured Notes were recorded as an investment at their estimated fair value of $19.5 million at the date of acquisition. The difference between the estimated fair value of the Insured Notes at the date they were acquired and the consideration paid to acquire the notes was recorded as a paid loss of $0.7 million ($0.1 million, net of reinsurance to XLFA). The estimate of fair value of the Insured Notes was based on the Company’s estimate of the fair value of the underlying collateral. During 2006, the Company recognized an impairment charge of $15.1 million ($1.4 million net of reinsurance to XLFA and the indemnification discussed above and note 5) relating to the Insured Notes and the balance of the Insured Notes was paid down. In addition, during 2006 the Company recorded a charge for $5.0 million relating to other exposures under this transaction. With respect to the aforementioned charges, the Company was fully indemnified by XLA pursuant to an indemnification discussed above and in Note 5.

During 2006, the Company also recorded a charge and carried a liability at December 31, 2006 of $5.0 million relating to a dispute in regard to certain claims made by parties associated with the transaction discussed above. Because the Company’s liability in regard to this dispute was fully indemnified by XLA pursuant to the indemnification discussed above and in Note 5, the Company also recorded a benefit during 2006 and carried a recoverable from XLA at December 31, 2006 of $5.0 million. During 2007, the Company settled the dispute in exchange for a payment by the Company of $3.9 million. The settlement payment was made in May 2007 reducing the reserve and related recoverable to zero.

(e)	During the year ended December 31, 2005, the Company recorded a provision for loss of $5.2 million ($0.9 million after reinsurance to XLFA) representing the present value of the loss expected to be incurred in the future with respect to two related insured residential mortgage securitizations.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

During 2006, one of the insured debt obligations was retired early as a result of the exercise of a clean-up call by the entity which transferred the underlying mortgages to the special purpose issuer. As a result of the aforementioned retirement, the Company reduced the related case reserve by approximately $1.9 million ($0.2 million after reinsurance to XLFA). As of December 31, 2006, the Company carried a case basis reserve for this transaction of $3.3 million ($0.6 million net of reinsurance to XLFA). During 2007, the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses during 2007 of $3.3 million ($0.6 million after reinsurance to XLFA) resulting from the elimination of the aforementioned reserve.

The financing vehicles through which certain of the guaranteed exposures referred to above were issued are variable interest entities, as defined under FASB Interpretation 46/46R, Consolidation of Variable Interest Entities, however, the Company is not the primary beneficiary of such entities. If the transactions are restructured or if the Company exercises its contractual rights under such transactions in the event of a default, the primary beneficiary in such transactions may have to be reconsidered. If such events occur, the Company may be required to consolidate the financing vehicles.

Unallocated Reserves

In accordance with the Company’s accounting policy discussed in Note 3, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. For the years ended December 31, 2007, 2006, and 2005, the Company recorded a net provision for unallocated reserves of $3.3 million, $1.7 million and $1.6 million, respectively. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and or paid loss activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’ case basis reserve and paid loss activity to date to warrant such a reduction of our unallocated reserves. While material case basis reserves were established in 2007, these reserves were concentrated in certain sectors of the financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves.

12.	Income Taxes

XLCA is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. XLCA has operations in subsidiary and branch form in certain international jurisdictions that are subject to relevant taxes in those jurisdictions.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

XLCA files a consolidated tax return with SCA Holdings U.S. Inc (the U.S. common parent of SCA) and its subsidiaries (which consists of XLCA and SCA’s other U.S. based subsidiaries). SCA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are included in the consolidated tax return. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2007 and 2006, the Company had a federal income tax payable of $1.2 million and $4.1 million, respectively.

With few exceptions, the Company is no longer subject to tax examinations by tax authorities in the major jurisdictions in which the Company operates for years prior to 2003 in the U.S. and 2002 in the UK.

The Company’s policy is to recognize any interest accrued related to unrecognized tax benefits as a component of interest expense and penalties in operating expenses. The Company did not have any accrued liabilities relating to interest and penalties as of December 31, 2007 or 2006.

The U.S. Federal income tax rate applicable to ordinary income is 35%. The actual tax expense on income from operations differs from the “expected” amount for the following reasons:

	Year Ended December 31,
	2007		2006		2005
		Percent		Percent		Percent
		of Pre-		of Pre-		of Pre-
(U.S. dollars in thousands)	Amount	Tax Loss	Amount	Tax Loss	Amount	Tax Loss
Expected tax (benefit) expense	$(118,798)	(35.0%)	$593	35%	$(1,194)	35.0%
Adjustments
Foreign taxes	39	0.0	65	3.8	—	—
Transfer pricing adjustments	(1,356)	(0.4)	528	31.3	700	20.5
Prior year adjustments	(105)	0.0	568	33.6	20	0.6
Valuation allowance	136,548	40.2	222	13.1	85	2.5
Other nondeductible expenses	516	0.2	289	17.1	64	1.9

Actual tax expense (benefit)	$16,844	5.0%	$2,265	133.9%	$(325)	(9.5)%

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

The components of the net deferred federal income tax position of the Company as of December 31, 2007 and 2006 are as follows:

(U.S. dollars in thousands)	2007	2006
Deferred tax assets
Deferred ceding commissions, net	$17,363	$14,519
Unpaid loss reserve discount, net	2,564	480
Deferred premium revenue	2,917	2,928
Foreign losses	726	741
Unrealized depreciation on investments	—	1,136
Capital loss carry forward	824	308
Net operating loss	61,816	—
Unrealized loss-credit derivatives	51,978	—
Other, net	902	—
Total deferred tax assets	$139,090	$20,112

Deferred tax liabilities
Unrealized appreciation of investments	$(659)	$—
Accretion of discount on investments	(339)	(272)
Other, net	(534)	(525)
Total deferred tax liabilities	(1,532)	(797)
Net deferred tax asset, gross of valuation allowance	$137,558	$19,315
Valuation allowance	(137,558)	(1,443)
Net deferred tax asset	$—	$17,872

Management has concluded that future income forecasted to be generated is insufficient to cause the realization of the deferred tax assets within a reasonable period, thus a valuation allowance has been established against the entire deferred tax assets of the Company at December 31, 2007. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which places primary importance on the Company’s operating results in the most recent three-year period when assessing the need for a valuation allowance. The Company’s cumulative loss in the most recent three-year period, including the net loss reported for calendar year 2007, represented negative evidence sufficient to require a full valuation allowance under the provisions of SFAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax assets.

As of December 31, 2006, the Company’s consolidated financial statements reflected a deferred tax asset of $17.9 million, resulting from the operations of the SCA Holdings U.S. Inc. group which are subject to U.S. federal income taxes. Such deferred tax assets were net of a valuation allowance of $1.4 million.

13.	Commitments and Contingencies

The Company’s lease commitments are comprised primarily of its office premise lease at 1221 Avenue of the Americas, New York, New York, 25 Copthall Ave – London, Merrit 7 corporate park, Connecticut and office space lease commitments it assumed from an affiliate, Global Credit Analytics, Inc. (“GCA”), with respect to office space at 250 Park Avenue, New York, New York. The table below presents the Company’s minimum lease payment obligations under the aforementioned leases, as well as estimated sub-lease income from the sub-lease of space at the aforementioned locations.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

	Minimum
	Lease	Sub-lease
(U.S. Dollars in thousands)	Payments	Income
2008	$7,790	$778
2009	7,813	791
2010	7,845	795
2011	7,690	795
2012	7,349	833
Later years	67,771	1,339
Total	$106,258	$5,331

Rent expense was $5.3 million, $5.6 million and $5.0 million for the years ended December 31, 2007, 2006, and 2005, respectively.

In the ordinary course of business, the Company is subject to litigation or other legal proceedings. It is the opinion of management, after consultation with legal counsel and based upon the information available, that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on our financial position, results of operations or liquidity.

In the ordinary course of business, the Company also receives subpoenas and other information requests from regulatory agencies or other governmental authorities. Although no action has been initiated against the Company, it is possible that one or more regulatory agencies or other governmental authorities may pursue action against the Company. If such an action is brought, it could materially adversely affect the Company’s business, results of operations and financial condition.

The Company received a grand jury subpoena dated November 15, 2006 from the New York Office of the Antitrust Division of the U.S. Department of Justice in connection with an investigation into the municipal guaranteed investment contract market and related products. Thereafter, the Antitrust Division served a superseding grand jury subpoena dated November 30, 2006 addressed to XLAF instead of the Company. XLAF is not a subsidiary of the Company.

14.	Disclosures About Fair Values of Financial Instruments

The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Debt securities and short-term investments:

The fair values of the Company’s investments are based upon quoted market prices from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers.

Cash and cash equivalents:

The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

Deferred premium revenue, net of prepaid reinsurance premiums:

The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

Losses and loss expenses, net of reinsurance balances recoverable:

The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

Installment premiums:

The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 6.99% and 4.80% at December 31, 2007 and 2006, respectively.

	2007			2006
	Carrying	Estimated		Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value		Amount	Fair Value
Assets
Debt securities investments	$445,881	$445,881		$332,265	$332,265
Short term investments	18,262	18,262		14,978	14,978
Cash and cash equivalents	191,090	191,090		82,691	82,691

Liabilities
Deferred premium revenue, net of prepaid
reinsurance premiums	58,803	46,745		78,574	58,259
Unpaid losses and loss adjustment expenses, net of
reinsurance recoverable on unpaid losses	205,884	205,884		9,310	9,310

Off-Balance Sheet Instruments
Installment premiums	—	288,876	(1)	—	245,777

(1) Includes $29.0 million, representing the net present value of future installment premiums at December 31, 2007 with regard to certain of the Company’s guarantees on which case reserves are recorded at December 31, 2007.

15.	Statutory Accounting Practices and Dividend Restrictions

GAAP differs in certain significant respects from accounting practices prescribed or permitted by the NYID. The following tables summarize the significant differences between statutory accounting practices (“SAP”) and GAAP.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

(U.S. Dollars in thousands)	2007	2006	2005

GAAP net loss	$(356,266)	$(576)	$(3,085)
Statutory adjustments
Premium revenue recognition	(4,875)	(2,189)	(1,084)
Net losses and loss adjustment expenses	3,182	1,566	1,605
Deferred federal income tax benefit (expense)	16,445	1,082	(916)
Current federal income tax (benefit) expense	(1,538)	(125)	67
Net income (loss) of consolidated subsidiary	1,925	(349)	2,795
Trusts not consolidated under SAP	150,036	649	303
Other	(2)	6	(111)

Statutory net (loss) income	$(191,093)	$64	$(426)

(U.S. Dollars in thousands)	2007	2006	2005

GAAP Shareholder’s equity	$29,566	$250,505	$226,948
Statutory adjustments
Premium revenue recognition	(11,785)	(6,910)	(4,721)
Deferred federal income tax asset	103,290	10,360	875
Current federal income tax (benefit) expense	(1,622)	(17)	341
Net unpaid losses and loss adjustment expenses	8,618	7,811	5,866
Contingency reserve	(41,793)	(20,876)	(13,031)
Non-admitted assets	(104,445)	(25,133)	(17,227)
Intangible assets – acquired licenses	(11,529)	(11,529)	(11,529)
Unrealized (depreciation) appreciation of
investments	(2,893)	3,268	2,298
Trusts not consolidated under SAP	149,730	(306)	(954)
Surplus note	75,000	—	—
Other	(154)	(160)	(27)

Statutory policyholders’ surplus	$191,983	$207,013	$188,839

The principal differences result from the following statutory accounting practices:

  Bonds are carried at amortized cost rather than designated as available for sale and carried at market value. Unrealized gains or losses are not recognized as a separate component of shareholder’s equity net of applicable deferred Federal income taxes.

  A formula-based contingency reserve is established by an appropriation of unassigned surplus. This reserve is calculated at the greater of a prescribed percentage applied to insured outstanding principal or 50% of premiums written, net of ceded reinsurance. The prescribed percentage varies by the type of outstanding principal. The reserve is available to be applied to new case basis reserves that are established for claims on current outstanding insured principal and interest in the future. An unallocated reserve is not recorded.

  Current Federal income taxes are provided only on taxable income for which income taxes are currently payable and deferred tax assets are limited to an amount determined to be realizable within one year based on management’s estimation of the future realizability of deferred tax assets.

  Under GAAP certain subsidiaries are required to be consolidated, whereas under SAP such subsidiaries are accounted for under statutory equity method accounting principles.

  Acquisition costs are charged to operations as incurred rather than as related premiums are earned.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2007, 2006 and 2005

  Up-front premiums are recognized as earned when the related risk has expired rather than over the period of risk.

  Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP.

Under New York Insurance Law, the Company may pay dividends to SCA Holding US Inc., without the prior approval of the Superintendent of the NYID, only from earned statutory policyholders’ surplus subject to the maintenance of the minimum capital and surplus requirement. In addition, the dividend, together with all other dividends declared or distributed by the Company during the preceding twelve months, may not exceed the lesser of 10% of its policyholders’ surplus as shown in the Company’s last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2007 the Company had no earned surplus available for the payment of dividends during the next twelve months.

In addition, in connection with the IPO, the Company has agreed with certain of the rating agencies that, until the second anniversary of the effective date of the IPO it will not declare or grant dividends on its common stock without the prior consent of those rating agencies, other than to fund certain parent holding company operating expenses and debt service requirements and to fund dividends on our preferred stock and “nominal” dividends on our common stock.

16.	Quarterly Financial Information (Unaudited)

	2007
(U.S. Dollars in thousands)	First	Second	Third	Fourth
Gross premiums written	$89,495	65,157	88,135	79,142
Net premiums written	16,267	12,274	18,762	(38,946)
Net premiums earned	5,268	6,704	7,808	8,347
Net investment income	5,112	5,184	4,770	5,373
Net losses and loss adjustment expenses	(464)	1,000	898	201,118	(1)
Income (loss) before income taxes	60	(3,941)	(24,677)	(310,864)	(2)
Net loss	(381)	(4,471)	(14,717)	(336,697)	(2)

	2006
(U.S. Dollars in thousands)	First	Second	Third	Fourth
Gross premiums written	$70,780	99,351	65,080	118,517
Net premiums written	7,350	10,222	5,050	21,762
Net premiums earned	3,891	5,883	3,920	4,282
Net investment income	3,716	3,702	4,228	5,052
Net losses and loss adjustment expenses	521	393	496	228
Income (loss) before income taxes	(639)	3,663	(878)	(457)
Net income (loss)	(654)	3,866	(3,301)	(487)

	(1)	The increase, as compared to prior quarters, relates to the provisions for case basis reserves discussed in Note 11(a) and (b).
	(2)	The loss recorded during the fourth quarter of 2007 is primarily the result of provisions for case basis reserves discussed in Note 11(a) and (b), as well as the change in the estimate of the fair value of the Company’s CDS contracts, which is discussed in Note 3.

17.	Subsequent Event

On February 22, 2008 and March 6, 2008, the Company issued notices terminating seven CDS contracts with Merrill Lynch International under which the Company had agreed to make payments to Merrill Lynch International on the occurrence of certain credit events pertaining to particular ABS CDOs referenced in the agreements. The Company issued each of the termination notices on the basis of Merrill Lynch International’s repudiation of certain contractual obligations under each of the agreements. Merrill Lynch International filed a lawsuit against the Company in New York Federal Court, seeking a declaratory judgment that the seven CDS contracts are enforceable against the Company. The Company believes that Merrill Lynch International’s lawsuit lacks merit and intends to vigorously defend the terminations. The notional amount of the credit default swaps at December 31, 2007 aggregated $3.1 billion before reinsurance ($0.8 billion after reinsurance). For the year ended December 31, 2007, the Company recorded a charge of $180.4 million relating to these CDS contracts, of which $56.2 million represents a net unrealized loss and is reflected in the accompanying statement of operations in the caption entitled “Net realized and unrealized losses on credit derivatives,” and $124.2 million represents the provision of case basis reserves for losses and loss adjustment expenses and is reflected in the accompanying statement of operations in the caption entitled, “Net losses and loss adjustment expenses.” At December 31, 2007, the Company recorded a derivative liability and reserves for losses and loss adjustment expenses associated with these credit default swap contracts of $212.5 million and $509.1 million before reinsurance ($56.2 million and $124.2 million after reinsurance), respectively.